EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Super Micro Computer, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	1,500,000	$829.25	$1,243,875,000	$147.60 per $1 million	$183,596
Total Offering Amounts					$1,243,875,000		$183,596
Total Fee Offsets							$0
Net Fee Due							$183,596

The amount registered reflected in Table 1 above represents the maximum number of shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Super Micro Computer, Inc. (the “Registrant”) issuable pursuant to the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”), amended and restated effective January 22, 2024, being registered on the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates. Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), the Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan. The proposed maximum offering price per unit and the maximum aggregate offering price in Table 1 above are estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of Common Stock on the Nasdaq Global Select Market on February 28, 2024, which is a date within five business day prior to filing.